Exhibit 10.1

DESCRIPTION OF COMPENSATION PAYABLE
TO NON-EMPLOYEE DIRECTORS

The following sets forth the current annual compensation payable to each non-employee member of the Board of Directors of Kennametal Inc. in respect of such person’s service on the Board of Directors:

•	a retainer of $30,000 ($60,400 for the Lead Director);

•	$10,000 in restricted stock or deferred stock credits;

•	an option grant exercisable for 4,500 shares of common stock (except that options for 9,000 shares of common stock are granted in the year such person is first elected to the Board); and

•	$50,000 of life insurance coverage.

Members of committees of the Board of Directors receive the following:

•	each committee chair receives an annual retainer of $11,000, except that the audit committee chair receives an annual retainer of $16,500; and

•	each other committee member receives an annual retainer of $6,600, except that members of the audit committee receive an annual retainer of $9,900.

The annual retainers set forth above are paid in cash on a quarterly basis. Directors have the ability to defer receipt of cash compensation in an interest bearing account or in stock credits. Directors also are reimbursed customary expenses for attending meetings of the Board of Directors as well as committee and shareowners meetings. Directors also are reimbursed for expenses incurred in attending corporate governance and other relevant seminars.